UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: September 6, 2007

POZEN Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1414 Raleigh Road, Suite 400, Chapel Hill, North Carolina 27517
(Address of Principal Executive Offices) (Zip Code)

(919) 913-1030
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 6, 2007, POZEN Inc., a Delaware corporation (POZEN), and AstraZeneca AB, a Swedish corporation (AstraZeneca), agreed to amend that certain Collaboration and License Agreement, dated as of August 1, 2006 and effective September 7, 2006 (the “Original Agreement”), regarding the development and commercialization of proprietary fixed dose combinations of the proton pump inhibitor (PPI) esomeprazole magnesium with the non-steroidal anti-inflammatory drug (NSAID) naproxen, in a single tablet for the management of pain and inflammation associated with conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID associated gastric ulcers, pursuant to Amendment No. 1 to the Collaboration and License Agreement (“the “Amendment”) which amends certain provisions under the Original Agreement.

Under the terms of the Amendment, AstraZeneca has agreed to pay POZEN up to $345 million, in the aggregate, in milestone payments upon the achievement of certain development events and sales events.  Under the Amendment, POZEN will receive an immediate $30 million payment, which includes a $10 million payment upon execution and a $20 million payment in recognition of successful proof of concept, $55 million will be paid upon achievement of certain development and regulatory milestones, and $260 million will be paid as sales performance milestones if certain aggregate sales thresholds are achieved.  Under the Original Agreement, POZEN was to receive development and regulatory milestones totaling $160 million, of which $20 million was to be paid upon the successful completion of the proof of concept studies, and sales performance milestones totaling $175 million.

In addition, the Amendment revises the royalty rates received by POZEN under the Original Agreement.  Under the Original Agreement, POZEN was to receive a royalty based on annual net sales by AstraZeneca, its affiliates or sublicensees during the royalty term.  The royalty rate varied based on the level of annual net sales of products made by AstraZeneca, its affiliates and sublicensees, ranging from the mid-single digits to the mid-teens.  Under the Amendment, POZEN will now receive a flat, low double digit royalty rate during the royalty term on annual net sales of products made by AstraZeneca, its affiliates and sublicensees, in the United States.  POZEN will also receive royalties ranging from the mid-single digits to the high-teens on annual net sales of products made by AstraZeneca, its affiliates and sublicensees outside of the United States.  The Amendment also revises the rate of reduction to POZEN’s royalty rate based upon loss of market share due to generic competition inside and outside of the United States to account for the new royalty structure.

The foregoing is a summary of the material terms of the Amendment and does not purport to be complete.

On September 7, 2007, POZEN issued a press release titled “POZEN/AstraZeneca Announce Start of the PN 400 Phase III Program; AstraZeneca to Pay an Immediate $30 Million Payment Under Revised Licensing Arrangement,” a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

This Current Report on Form 8-K contains “forward-looking statements” regarding the timing and amount of payments that POZEN may receive from AstraZeneca under the license and collaboration agreement, as amended, between POZEN and AstraZeneca, the timing and progress of POZEN’s clinical programs for its drug candidates, and the potential improvement or benefit that such clinical programs may demonstrate and the drug candidates’ market potential, the timing and amounts of any future payments from our collaboration partners, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  Such statements are based on POZEN’s management’s current expectations and involve risks and uncertainties.  Actual results and performance could differ materially from those projected in the forward looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to POZEN’s ability to obtain funding.  These and other factors are identified and described in more detail in POZEN’s filings with the Securities and Exchange Commission, including without limitation POZEN’s recent annual report on Form 10-K for the year ended December 31, 2006, quarterly report on Form 10-Q for the quarterly period ending June 30, 2007 and subsequent filings.  POZEN disclaims any intent or obligation to update these forward-looking statements.

Neither the filing of any press release as an exhibit to this Current Report on Form 8-K nor the inclusion in that press release of a reference to POZEN’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report on Form 8-K. The information available at such Internet address is not part of this Current Report on Form 8-K or any other report filed by POZEN with the Securities and Exchange Commission.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description
99.1
Press Release titled “POZEN/AstraZeneca Announce Start of the PN 400 Phase III Program; AstraZeneca to Pay an Immediate $30 Million Payment Under Revised Licensing Arrangement,” dated September 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc. (Registrant)

By:	/s/ William L. Hodges
William L. Hodges
Chief Financial Officer

Dated:  September 7, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1
Press Release titled “POZEN/AstraZeneca Announce Start of the PN 400 Phase III Program; AstraZeneca to Pay an Immediate $30 Million Payment Under Revised Licensing Arrangement,” dated September 7, 2007.